Exhibit 10.29

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”), dated as of December 2, 2003, is entered into by and between Charles G. McCurdy (“McCurdy”) and PRIMEDIA Inc. (together with its subsidiaries and affiliates, “PRIMEDIA”) (which, together with its successors, subsidiaries, officers, directors and each holder, directly or indirectly (as of the date of this Agreement), of at least ten percent (10%) of the outstanding common stock of PRIMEDIA (the “Shareholders”), are collectively referred to as the “Beneficiaries”).

WHEREAS, PRIMEDIA and McCurdy entered into an Employment Agreement, dated as of April 19, 2002 (the “Employment Agreement”); and

WHEREAS, McCurdy has provided PRIMEDIA with a notice of resignation of his employment with PRIMEDIA dated November 1, 2003 (the “Trigger Date”), effective as of November 30, 2003 (the “Termination Date”), pursuant to Section 12(d) of the Employment Agreement; and

WHEREAS, effective as of the Termination Date, McCurdy’s employment with PRIMEDIA shall terminate; and

WHEREAS, McCurdy and PRIMEDIA, on behalf of all the Beneficiaries, have agreed to resolve and settle any and all of their disputed claims and all differences between them with respect to events occurring on or prior to the Termination Date, including, but in no way limited to, any differences that might arise in connection with McCurdy’s employment with PRIMEDIA, McCurdy’s rights as an equityholder of PRIMEDIA, and the termination of McCurdy’s employment; and

NOW, THEREFORE, in consideration of the recitals, promises, and other good and valuable consideration specified herein, the receipt and sufficiency of which is hereby acknowledged, McCurdy and PRIMEDIA, on behalf of all the Beneficiaries, agree as follows:

1.             PAYMENTS AND BENEFITS

1.1           Payments.  PRIMEDIA will pay to McCurdy the following amounts at the times and periods specified in this Section, in consideration for McCurdy entering into this Agreement, specifically including the General Release (as described in Section 2 below) and other restrictive covenants identified herein:

(a)           Continuation of Employment Through Termination Date.  Effective as of the Trigger Date through the Termination Date, PRIMEDIA shall continue to provide McCurdy with (i) payment of his current base salary, in accordance with PRIMEDIA’s normal payroll practices, and (ii) continued coverage under all employee benefit plans and provision of all welfare, pension and fringe benefits to which McCurdy was entitled to receive thereunder immediately prior to the date of this Agreement.  In addition to the foregoing, and notwithstanding anything set forth in Section 2.2 of this Agreement to the contrary, on December 5, 2003, PRIMEDIA shall provide McCurdy with a lump sum payment equal to the amount of McCurdy’s current base salary that would have been payable to McCurdy in respect of the period commencing on the Termination Date and ending on December 5, 2003, if McCurdy had continued to be employed by PRIMEDIA during such period.

(b)           Base Salary Severance Payments.  Subject to the expiration of the Revocation Period (as defined in Section 2.2 below), on January 5, 2004, PRIMEDIA will pay to McCurdy a lump sum payment equal to $1,477,304, which amount represents the present value of McCurdy’s current rate of annual base salary ($750,000) otherwise payable to McCurdy in substantially equal installments over the twenty-four month period following the Termination Date, which present value will be calculated using as the discount rate the Applicable Federal Rate specified under Section 1274 of the Internal Revenue Code of 1986, as amended (the “Code”) for short-term Treasury obligations (as published by the Internal Revenue Service for the month in which such termination occurs) (the “Discount Rate”), pursuant to and payable in accordance with Section 12(d)(ii) of the Employment Agreement (the “Base Salary Payment”).

(c)           2003 Pro rata Annual Bonus Payment.  Subject to the expiration of the Revocation Period, on January 5, 2004, PRIMEDIA will pay to McCurdy, in a lump sum, an amount equal to $446,875, which amount represents eleven/twelfths of McCurdy’s target annual incentive award payable under PRIMEDIA’s annual incentive plan (the “Annual Incentive Award”) (based on a target Annual Incentive Award equal to 65% of McCurdy’s current base salary) in respect of PRIMEDIA’s fiscal year ending December 31, 2003 (“the “Pro rata Bonus Amount”).

(d)           Target Bonus Payments.  Subject to the expiration of the Revocation Period, on January 5, 2004, PRIMEDIA will pay to McCurdy a lump sum payment equal to $960,247, which amount represents the present value of the target Annual Incentive Award (based on a target Annual Incentive Award equal to 65% of McCurdy’s current base salary) in respect of the fiscal year ending December 2003 otherwise payable to McCurdy over the twenty-four month period following the Termination Date in accordance with Section 12(d)(iv) of the Employment Agreement, which present value will be calculated using the Discount Rate.

(e)           Additional Payment.  Subject to the expiration of the Revocation Period, on January 5, 2004, PRIMEDIA will pay to McCurdy a lump sum payment equal to $225,000, which amount represents a special bonus payable in respect of McCurdy’s services performed in connection with the restructuring of PRIMEDIA.

(f)            Accrued Rights.  Promptly following the Termination Date, PRIMEDIA will pay to McCurdy a lump sum payment equal to the sum of (i) any unpaid Base Salary accrued through the Termination Date, (ii) $57,642 in respect of all accrued but unused vacation days, and (iii) the amount of any unreimbursed business expenses incurred by McCurdy in accordance with Company policy prior to the Termination Date.

(g)           Attorneys Fees.  PRIMEDIA will pay to McCurdy’s counsel, Cadwalader Wickersham & Taft, or reimburse McCurdy for all reasonable fees (including costs and expenses incurred thereby) of McCurdy’s legal counsel for such counsel’s legal services provided to McCurdy in connection with the negotiation and settlement of the subject matter contained in this Agreement, within thirty (30) days after receipt of a bill for all such services.

(h)           Indemnification.  PRIMEDIA shall continue to provide McCurdy with the protections and benefits under, and honor the provisions of, Sections 15(a) and (b) of the Employment Agreement.  In connection with the foregoing, following the Termination Date and for so long as PRIMEDIA continues to maintain a directors’ and officers’ liability insurance policy providing coverage to former executive officers of PRIMEDIA, McCurdy shall be entitled to coverage under such policy to the extent provided to such other former executive officers of PRIMEDIA.

1.2           Stock Options.

With respect to the outstanding options to purchase shares of common stock of PRIMEDIA (“Stock”) held by McCurdy as of the date hereof (the “Options”), notwithstanding the provisions of any of the option award agreements pursuant to which McCurdy was granted such options (as amended, if applicable) (the “Option Agreements”), effective as of the Termination Date: (a) all of the Options that have not already vested as of the Termination Date shall vest and become fully exercisable; (b) all of the Options shall remain exercisable until (and may not be exercised at any time after) the later of (i) the expiration date of the Options as set forth in the applicable Option Agreements, as if no termination of employment had occurred and (ii) November 30, 2008; and (c) PRIMEDIA shall take all corporate action reasonably necessary to provide that all shares of Stock issued upon exercise of the Options shall, so long as at the time of such exercise PRIMEDIA is subject to Section 12(g) of the Securities Exchange Act of 1934, as amended, at such time be registered on a Form S-8 (or any successor forms) under the Securities Act of 1933, as amended.  Except as set forth specifically herein, nothing in this Section 1.2 shall be construed to amend, alter, revise or change any other terms or conditions of the applicable Option Agreements.

1.3           Other Employee Benefits

(a)           Group Health Coverage.  Effective as of the Termination Date, PRIMEDIA shall continue to provide McCurdy and his eligible dependents with medical and dental benefits pursuant to PRIMEDIA’s health and dental benefit program provided to senior employees of PRIMEDIA, as in effect from time to time, as if he had continued to be an active employee commensurate with the position he held prior to the Termination Date, at such levels as are provided to senior employees of PRIMEDIA and their eligible dependents from time to time (“Medical Coverage”) until the earlier of (i) the expiration of the twenty-four month period commencing on the Termination Date (the “Severance Period”), or (ii) the date or dates that McCurdy becomes eligible for coverage and benefits under the plans and programs of a subsequent employer, as applicable.  Notwithstanding the foregoing, (w) as a condition to receiving the benefits hereunder, McCurdy and his eligible dependents shall elect to receive group health benefit coverage from PRIMEDIA as permitted pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), which coverage shall begin on the Termination Date and run through the period provided pursuant to COBRA (the “COBRA Coverage Period”), which coverage shall be deemed to be satisfied by the provision of the Medical Coverage through the COBRA Coverage Period, (x) during the Severance Period, McCurdy shall only be required to pay for the Medical Coverage at the same rates that McCurdy is required to pay for such coverage immediately prior to the Termination Date, (y) the Medical Coverage provided to McCurdy and his eligible dependents by PRIMEDIA under this Agreement shall be in full satisfaction of PRIMEDIA’s obligations to McCurdy and his eligible dependents under COBRA, the Employment Agreement and this Agreement, and (z) if at any time during the Severance Period it is not possible for PRIMEDIA to provide the Medical Coverage in accordance with this Section 1.3(a), PRIMEDIA shall pay McCurdy an amount which, after payment by McCurdy of applicable taxes, is sufficient for him to purchase equivalent benefits, in accordance with Section 12(d)(vi) of the Employment Agreement.

(b)           Other Benefit Plans.  McCurdy hereby acknowledges that the terms of those PRIMEDIA benefit plans that provide the benefits listed on Schedule A, attached hereto, do not permit McCurdy to continue to participate in such plans following the Termination Date.  In connection with the foregoing and in satisfaction of its obligations under Section 12(d)(vi) of the Employment Agreement, PRIMEDIA shall provide McCurdy with cash payments that are sufficient for McCurdy to obtain benefits that are equivalent to the benefits to which McCurdy was entitled immediately prior to the Termination Date, as set forth on Schedule A (the “Benefit Payments”).  The Benefit Payments shall be payable in such amounts, and at such times, as also set forth on Schedule A.  To the extent the Benefit Payments are subject to Federal, state or local income, employment and other taxes, PRIMEDIA will provide McCurdy with an additional payment such that, after payment of all such taxes, McCurdy will retain an amount equal to the corresponding Benefit Payments.  McCurdy hereby acknowledges and agrees that the amounts set forth on Schedule A attached hereto are sufficient for McCurdy to purchase benefits that are equivalent to those corresponding benefits that he was eligible to receive immediately prior to the Termination Date, as identified on Schedule A and are in full satisfaction of PRIMEDIA’s obligations to McCurdy under Section 12(d)(vi) of the Employment Agreement.

1.4           Fringe Benefits.

(a)           Office Accommodations and Secretarial Stipend.  PRIMEDIA shall: (i) for the period commencing on the date on which the improvements currently being made to the office space leased by PRIMEDIA for McCurdy’s benefit at 450 Park Avenue, New York, New York  (“Leased Office”) are substantially completed (which shall be completed no later than December 15, 2003), and ending on the last day of the twenty-fifth month following such date, provide McCurdy with (x) the Leased Office and (y) such furnishings as are mutually agreed upon by the parties hereto (including, without limitation, those furnishings provided to McCurdy by PRIMEDIA prior to the Termination Date and held in storage for the benefit of McCurdy as of the date of this Agreement, which furnishings PRIMEDIA has agreed to transfer title thereof to McCurdy, to the extent such title is held by PRIMEDIA); (ii) during the Severance Period, provide McCurdy with McCurdy’s current laptop computer and Blackberry, a desktop personal computer of the type currently used by the personal assistants to the senior executives of PRIMEDIA, technical support for such computers, and telecommunications at the Leased Office, and (iii) during the Severance Period, pay to McCurdy or his designee, $6,000 per month in arrears, which payment shall satisfy all obligations of PRIMEDIA to provide McCurdy with any payment or reimbursement for a full-time secretary or otherwise provide such secretarial support.

(b)           Tax Preparation and Financial Counseling Services.  PRIMEDIA shall reimburse McCurdy for reasonable expenses he incurs (i) in connection with the preparation and filing of McCurdy’s Federal, state and local income tax returns for each of McCurdy’s tax years occurring during the Severance Period by a qualified tax professional selected by McCurdy and (ii) in connection with any financial consulting services provided to McCurdy during the Severance Period by a qualified financial consulting professional selected by McCurdy.

1.5           Tax Withholding.  PRIMEDIA may withhold from any amounts payable in cash under this Agreement such Federal, state and local income, employment and other taxes as may be required to be withheld in respect of any payment and/or any benefit provided for under this Agreement pursuant to any applicable law or regulation.

1.6           Full Satisfaction of Potential Claims.  McCurdy hereby acknowledges and agrees that his receipt and satisfaction of all payments and benefits provided in this Section 1 of this Agreement will constitute full and final payment, accord and satisfaction of any and all potential claims described in the General Release (as defined in Section 2 of this Agreement) against the PRIMEDIA Releasees (as defined in Section 2 of this Agreement).

2.             RELEASES; MCCURDY REPRESENTATIONS

2.1           General Release.

(a)           For and in consideration of the payment of the amounts and the provision of the benefits described in Section 1 of this Agreement and PRIMEDIA’s agreement set forth in Section 2.1(b) below, McCurdy hereby agrees to execute a release of all claims against the Beneficiaries in the form attached as Exhibit I hereto (the  “General Release”).

(b)           Subject to McCurdy’s execution of the General Release, PRIMEDIA hereby agrees that, immediately following the expiration of the Revocation Period, PRIMEDIA shall, on behalf of the Beneficiaries, execute a release of all claims against McCurdy in the form attached as Exhibit II hereto (the “PRIMEDIA Release”, together with the General Release, the “Mutual Releases”).

2.2           McCurdy’s Representations and Warranties.  McCurdy represents that he has read carefully and fully understands the terms of this Agreement, and that McCurdy has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this Agreement.  McCurdy acknowledges and agrees that he is executing this Agreement willingly, voluntarily and knowingly, of his own free will, in exchange for the payments and benefits described in Section 1 of this Agreement, and that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of this Agreement, other than those set forth in this Agreement.  McCurdy further acknowledges, understands, and agrees that as of the Termination Date his employment with PRIMEDIA will be terminated, that the provisions of Section 1 of this Agreement are in lieu of any and all payments and benefits to which McCurdy may otherwise be entitled to receive pursuant to the Employment Agreement, that McCurdy will not be reemployed by PRIMEDIA, and that McCurdy will not apply for or otherwise seek employment with PRIMEDIA or any of its parents, companies, subsidiaries, divisions or affiliates.  McCurdy understands that, except as otherwise expressly provided for under this Agreement, he will not receive any payments under this Agreement until the seven (7) day revocation period provided for under the General Release has passed, and then, only if he has not revoked the General Release (such period during which no such revocation has occurred, the “Revocation Period”).

3.             EFFECTS OF SETTLEMENT; WAIVER OF JURY TRIAL

3.1           No Admission.  McCurdy and PRIMEDIA, on behalf of the Beneficiaries, agree that the payments and benefits by PRIMEDIA, and the acceptance by McCurdy of the same, all as provided in Section 1 of this Agreement, and the execution of this Agreement are the result of a compromise of disputed claims, and shall never for any purpose be considered an admission of liability or responsibility by the Beneficiaries, and PRIMEDIA, on behalf of the Beneficiaries, expressly denies any liability.

3.2           Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREIN.  Each of the parties hereto also waives any bond or surety or security upon such bond, which might, but for this waiver, be required of any of the other parties. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement or the General Release, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims.  Each of the parties hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings.  Each of the parties hereto further warrants and represents that each has reviewed this waiver with his legal counsel and that each knowingly and voluntarily waives his jury trial rights following consultation with legal counsel.  This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

4.                                      CONFIDENTIALITY OF THIS AGREEMENT; CONTINUING EFFECTIVENESS OF COVENANTS IN EMPLOYMENT AGREEMENT

4.1           Confidentiality; Press Release.  McCurdy and PRIMEDIA understand that confidentiality is of the essence in this Agreement and to ensure such, both McCurdy and PRIMEDIA hereby mutually promise and covenant to keep this Agreement, that certain letter agreement entered into by and between McCurdy and Dean Nelson (on behalf of PRIMEDIA), dated November 30, 2003, attached as Exhibit III to this Agreement (the “Letter Agreement”) and the Mutual Releases confidential and agree not to publish, declare or disclose in any manner whatsoever the terms or conditions of this Agreement, other than as required by law.  Notwithstanding the prohibition in the preceding sentence: (a) McCurdy and PRIMEDIA may disclose this Agreement, the Letter Agreement and the Mutual Releases in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (b) McCurdy and PRIMEDIA may disclose this Agreement, the Letter Agreement and the Mutual Releases insofar as such disclosure may be necessary to enforce its terms in a court of law or as may be otherwise required by law; and (c) McCurdy may disclose the Letter Agreement to any prospective employer (or an investor in such prospective employer).  In the event McCurdy may be required by subpoena to disclose the terms of this Agreement, the Letter Agreement and the Mutual Releases, he agrees to notify PRIMEDIA of such request promptly, and prior to responding to such, provided that such disclosure is not prohibited by applicable law.

(b)           Except as otherwise required by law, McCurdy and PRIMEDIA hereby mutually agree not to issue any press release or otherwise publicize this Agreement, the Letter Agreement or the Mutual Releases or the settlement of their disputes, and to limit any statement in response to inquiry from the news media or otherwise to: “The matter has been resolved on a confidential basis.”

4.2           Statements by PRIMEDIA.  PRIMEDIA shall not issue or make, and shall use its commercially reasonable efforts to discourage the other Beneficiaries from issuing or making, any press release or public statement, as applicable, about McCurdy which is intended or reasonably likely to disparage McCurdy, or otherwise degrade McCurdy’s reputation in the business or industry in which McCurdy operates; provided that PRIMEDIA and/or the other applicable Beneficiaries shall be permitted to (a) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, subject to prior notice to McCurdy thereof, (b) issue any press release or public statement regarding the fact of a termination of McCurdy’s employment, subject to McCurdy’s prior review and approval thereof, which approval shall not be unreasonably withheld by McCurdy, (c) defend itself against any statement made by McCurdy that is intended or reasonably likely to disparage any member of the Beneficiaries or otherwise degrade any member of the Beneficiaries’ reputation in the business, industry or legal community in which such member of the Beneficiaries operates, only if PRIMEDIA and/or the other applicable Beneficiaries reasonably believes that the statements made in such defense are not false statements and (d) provide truthful testimony in any legal proceeding.

4.3           Statements by McCurdy.  McCurdy shall not at any time issue any press release or make any public statement about the Beneficiaries regarding any of the foregoing’s financial status, business, compliance with laws, ethics, members, managing members, partners, personnel, directors, officers, employees, consultants, agents, services, business methods or otherwise, which is intended or reasonably likely to disparage any of the Beneficiaries, or otherwise degrade any of the Beneficiaries’ reputation in the business, industry or legal community in which any such member operates; provided that McCurdy shall be permitted to (a) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, subject to prior notice to PRIMEDIA thereof, (b) issue any press release or public statement regarding the fact of a termination of McCurdy’s employment, subject to PRIMEDIA’s prior review and approval thereof, which approval shall not be unreasonably withheld by PRIMEDIA, (c) defend himself against any statement made by PRIMEDIA or any of the other Beneficiaries that is intended or reasonably likely to disparage McCurdy or otherwise degrade McCurdy’s reputation in the business, industry or legal community in which McCurdy operates, only if McCurdy reasonably believes that the statements made in such defense are not false statements and (d) provide truthful testimony in any legal proceeding.

4.4           Continuation of Restrictive Covenants; Separate Liability.  McCurdy agrees and acknowledges that, except as may be expressly otherwise agreed by the parties hereto in writing, the restrictive covenants set forth in Section 26 of the Employment Agreement shall continue in full force and effect following the Termination Date, pursuant to their terms.  McCurdy further agrees and understands that his obligations set forth in Sections 4.1, 4.2 and 4.3 of this Agreement (and the restrictive covenants set forth in the Employment Agreement, as amended by the Letter Agreement) are separate from any other provisions in this Agreement and that any breach of those provisions (or any of the restrictive covenants of the Employment Agreement, as amended by the Letter Agreement) may be treated by the Beneficiaries as a breach of this covenant for which McCurdy may be separately liable, and for which PRIMEDIA may, at its option, elect to cease payment of any amounts hereunder and/or cease provision of the medical insurance (in each case as otherwise provided pursuant to Section 1 of this Agreement) and/or seek the return of the monetary consideration paid hereunder, in addition to other remedies.  Notwithstanding the foregoing, PRIMEDIA may only cease payment of any amounts hereunder and/or cease provision of the medical insurance (in each case as otherwise provided pursuant to Section 1 of this Agreement) and/or seek the return of the monetary consideration paid hereunder following (a) in the event of a breach by McCurdy of the restrictive covenants of the Employment Agreement (as amended by the Letter Agreement), which breach McCurdy does not cure within three (3) business days after delivery by PRIMEDIA of notice to McCurdy of such breach or (b) in the event of a breach by McCurdy of the covenants contained in Sections 4.1, 4.2 or 4.3 of this Agreement, following written notice by PRIMEDIA to McCurdy of the then Chairman of PRIMEDIA’s good faith determination that such a breach has occurred.

5.             GOVERNING LAW; RESOLUTION OF DISPUTES

5.1           Governing Law.

This Agreement, the Letter Agreement and the Mutual Releases shall each be governed and interpreted in accordance with and enforced in all respects pursuant to the laws of the State of New York, irrespective of the choice of law rules of that or any other state.

5.2           Resolution of Disputes

Any disagreement or controversy arising out of or relating to this Agreement shall be exclusively resolved by way of confidential arbitration.  Either party may submit the disagreement or controversy to arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”), such arbitration to be conducted before a panel of three arbitrators, one selected by each of the parties hereto and the third by the two other arbitrators so selected.  The arbitration shall be held in New York, New York.  The arbitrators shall be bound by the express terms of the Agreement.  The award rendered in any such proceeding, which may include an award of attorneys’ fees, shall be made in writing and shall be final and binding on the parties, and judgment upon the award may be entered in any court having competent jurisdiction thereof.  PRIMEDIA and McCurdy shall each pay half of all costs of the arbitrators; provided, however, that PRIMEDIA shall pay all such costs, as well as McCurdy’s attorneys’ fees, in the event that the arbitration panel determines that McCurdy has prevailed on a clear preponderance of the material issues in dispute in such arbitration.

6.             SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement or the remaining portion of a partially invalid provision, which shall remain in force, and the provision in question shall be modified by the court so as to be rendered enforceable.

7.             CONSTRUCTION

Each party and its counsel have reviewed this Agreement, the Letter Agreement and the Mutual Releases and have been provided the opportunity to review this Agreement, the Letter Agreement and the Mutual Releases and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or the Mutual Releases.  Instead, the language of all parts of this Agreement, the Letter Agreement and the Mutual Releases shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

8.             ACCEPTANCE AND EFFECTIVENESS

This Agreement shall become effective immediately upon McCurdy’s execution of this Agreement; provided, however, that PRIMEDIA’s obligation to make any of the payments provided for in Section 1.1(b) through (g) of this Agreement shall not become effective until the eighth (8th) day following the Termination Date, so long as McCurdy has not then revoked the General Release.

9.             ENTIRE AGREEMENT; COUNTERPARTS

9.1           The Agreement, the Letter Agreement and the Mutual Releases, together set forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings, including the Employment Agreement (other than as expressly set forth herein) between the parties hereto pertaining to the subject matter hereof.

9.2           This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signatures on next page.]

[SIGNATURE PAGE FOR SEPARATION AGREEMENT]

Dated:	December 3, 2003	PRIMEDIA, INC.

		By:	s/ B. Chell
			Title:	Vice-Chairman

CHARLES G. MCCURDY

Dated:	December 2, 2003	s/ C. McCurdy

Schedule A

Company-paid and supplemental life insurance; Accidental death & dismemberment insurance

No later than ten (10) days after the Termination Date, PRIMEDIA will reimburse McCurdy, in a lump sum, for the premiums payable by McCurdy to obtain life insurance and accidental death  & dismemberment insurance, for the Severance Period, that provides equivalent benefits to those provided under the company-paid and supplemental life insurance accidental death  & dismemberment insurance and to which McCurdy is entitled immediately prior to the Termination Date ($800,000 death benefit in the aggregate), the aggregate cost of which will not exceed $4,000.

Short-term disability benefits

PRIMEDIA will provide McCurdy with short-term disability benefit coverage, on a self-insured basis, on the same terms and conditions under which McCurdy is entitled to receive short-term disability benefits immediately prior to the Termination Date pursuant to New York State law ($170 per week for up to 26 weeks of disability), for the period ending November 30, 2006.

Long-term disability benefits

Effective as of the Termination Date, PRIMEDIA will continue to provide McCurdy with long-term disability insurance, either through PRIMEDIA’s long-term disability carrier or, if PRIMEDIA cannot reasonably obtain such coverage through such carrier, on a self-insured basis, for the Severance Period, that provides equivalent benefits to those provided under PRIMEDIA’s long-term disability insurance plan to which McCurdy is entitled immediately prior to the Termination Date, at the same cost to McCurdy payable prior to the Termination Date.

Health Reimbursement Account (“HRA”)

No later than ten (10) days after the Termination Date, PRIMEDIA will pay McCurdy an amount equal to $3,404 in respect of his participation in PRIMEDIA’s HRA program, in respect of the balance of the Severance Period.

Thrift & Retirement Plan (“Savings Plan”)

No later than ten (10) days after the Termination Date, PRIMEDIA will pay McCurdy an amount equal to $50,036 in respect of his participation in the Savings Plan, in respect of the balance of the Severance Period.

Employee Stock Purchase Plan

No later than ten (10) days after the Termination Date, PRIMEDIA will pay McCurdy a cash lump sum in the amount of $3,000 in respect of his participation in PRIMEDIA’s Employee Stock Purchase Plan, in respect of the balance of the Severance Period.

Exhibit I

GENERAL RELEASE

Section 1.               Release

For and in consideration of the payment of the amounts and the provision of the benefits described in Section 1 of that certain Separation Agreement dated as of December 2, 2003 by and between Charles G. McCurdy (“McCurdy”) and PRIMEDIA Inc. (“PRIMEDIA”) (the “Separation Agreement”), McCurdy hereby agrees on behalf of himself, his agents, assignees, attorneys, successors, assigns, heirs and executors, to, and McCurdy does hereby, fully and completely forever release the Beneficiaries (as such term is defined in the Separation Agreement) and their respective past, current and future affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries, in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which McCurdy or his agents, assignees, attorneys, successors, assigns, heirs and executors ever had, now have or may have against Company Releasees or any of them, in law, admiralty or equity, whether known or unknown to McCurdy, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this General Release is signed by McCurdy, including, without limitation, in connection with or in relationship to McCurdy’s employment or other service relationship with PRIMEDIA, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with PRIMEDIA (including, without limitation, the Employment Agreement (as such term is defined in the Separation Agreement), any exhibits attached thereto, any amendments thereto, and any equity or employee benefit plans, programs, policies or other arrangements), any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability, medical condition or other discrimination or harassment, (such released claims are collectively referred to herein as the “Released Claims”); provided that such Released Claims shall not include any claims to enforce McCurdy’s rights or obligations under, or with respect to, the Separation Agreement.

Section 2.               Waiver.  Notwithstanding the generality of Section 1 above, the Released Claims include, without limitation: (i) any and all claims relating to base salary or bonus payments or benefits pursuant to the Employment Agreement, other than those payments and benefits specifically provided for in Sections 1.1 and 1.3 of the Separation Agreement; (ii) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Fair Employment and Housing Act, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise; and (iii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

THIS MEANS THAT, BY SIGNING THIS GENERAL RELEASE, MCCURDY WILL HAVE WAIVED ANY RIGHT MCCURDY MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST COMPANY RELEASEES BASED ON ANY ACTS OR OMISSIONS OF COMPANY RELEASEES UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

Section 3.               Waiver of Equity Rights.  Except with respect to the Options as provided for in Section 1.2 of the Separation Agreement, in consideration of the payments and benefits provided for elsewhere in Section 1 of the Separation Agreement, and for other good and valuable consideration, McCurdy hereby forever waives, releases and fully relinquishes any right or title to any and all equity, including but not limited to Stock (as defined in the Separation Agreement) and stock options, whether granted to McCurdy as of the Termination Date or not, in PRIMEDIA or any subsidiary, partner or joint venture of PRIMEDIA; provided, however, that nothing in this Section 3 shall be construed to limit in any way McCurdy’s right to purchase any such equity in the open market.

Section 4.               McCurdy’s Representations and Warranties.  McCurdy represents that he has read carefully and fully understands the terms of this General Release, and that McCurdy has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this General Release.  McCurdy acknowledges and agrees that he is executing this General Release willingly, voluntarily and knowingly, of his own free will, in exchange for the payments and benefits described in Section 1 of the Separation Agreement, and that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of the Separation Agreement or the General Release, other than those set forth in the Separation Agreement.  McCurdy further acknowledges, understands, and agrees that his employment with PRIMEDIA has terminated, that the provisions of Section 1 of the Separation Agreement are in lieu of any and all payments and benefits to which McCurdy may otherwise be entitled to receive pursuant to the Employment Agreement, that McCurdy will not be reemployed by PRIMEDIA, and that McCurdy will not apply for or otherwise seek employment with PRIMEDIA or any of its parents, companies, subsidiaries, divisions or affiliates.  McCurdy acknowledges that he has been advised that he is entitled to take at least twenty-one (21) days to consider whether he wants to sign this General Release and that the Age Discrimination in Employment Act gives him the right to revoke this General Release within seven (7) days after it is signed, and McCurdy understands that he will not receive any payments under the Separation Agreement until such seven (7) day revocation period has passed and then, only if he has not revoked this General Release.  To the extent McCurdy has executed this General Release within less than twenty-one (21) days after its delivery to him, McCurdy hereby acknowledges that his decision to execute this General Release prior to the expiration of such twenty-one (21) day period was entirely voluntary, and taken after consultation with and upon the advice of his attorney.

McCurdy fully understands that this General Release is a legally binding document and that by signing this General Release McCurdy is prevented from filing, commencing or maintaining any action against any of the Company Releasees, other than to enforce his rights under the Separation Agreement, the Letter Agreement and the PRIMEDIA Release (as such terms are defined in the Separation Agreement) as well as his rights as set forth in Section 2 above of this General Release.

This General Release is final and binding and may not be changed or modified, except by written agreement by both of PRIMEDIA and McCurdy.

December , 2003	CHARLES G. MCCURDY

Exhibit II

RELEASE

PRIMEDIA Inc. (“PRIMEDIA”) hereby agrees on behalf of itself and the other Beneficiaries (as such term is defined in that certain Separation Agreement dated as of December 2, 2003 by and between Charles G. McCurdy (“McCurdy”) and PRIMEDIA (the “Separation Agreement”)), in consideration of the covenants and agreements referred to in the Separation Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged, that the Beneficiaries hereby, fully and completely forever release McCurdy (hereinafter referred to as the “Releasee”, which term includes all successors, heirs, executors, administrators, estate trustees and assigns of McCurdy) from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which the Beneficiaries or any of their respective agents, assignees, attorneys, successors, assigns, heirs and executors ever had, now have or may have against the Releasee, in law, admiralty or equity, whether known or unknown to the Beneficiaries, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by PRIMEDIA on behalf of itself and the other Beneficiaries, provided that the foregoing shall not include any claims to enforce the Beneficiaries’ rights or McCurdy’s obligations under, or with respect to, the Separation Agreement (or any exhibits, attachments, agreements or benefit plans or arrangements referenced therein).

PRIMEDIA fully understands that this Release is a legally binding document and that by signing this Release PRIMEDIA is prevented from filing, commencing or maintaining any action against any Releasee, other than to enforce PRIMEDIA’s or the other Beneficiaries’ rights under the Separation Agreement, Letter Agreement and the General Release (as such terms are defined in the Separation Agreement).

This Release is final and binding and may not be changed or modified, except by written agreement by both of PRIMEDIA and the Releasee.

Dated:	PRIMEDIA, INC.

By:
Title:

Exhibit III

[Charles G. McCurdy Letterhead]

December 2, 2003

PRIMEDIA Inc.
745 Fifth Avenue
New York, New York 10151

Attn:       Mr. Dean Nelson

Chairman of the Board of Directors

Dear Sirs:

Please sign below to confirm your agreement that, notwithstanding the terms on non-competition in my employment agreement with PRIMEDIA Inc. (“PRIMEDIA”) dated as of April 19, 2002 (my “Employment Agreement”) and the letter executed by me dated as of November 1, 2003 regarding the termination of my employment with PRIMEDIA, PRIMEDIA will not take any steps to enforce (i) the non-compete provisions contained in Section 26(c)(i)(A), (B) or (C) of my Employment Agreement, except in the event and to the extent that I become, directly or indirectly, a director, an employee or an equityholder of, an agent for, or a consultant to, Network Communications, Inc. or Trader Publishing Company or any of their respective subsidiaries, parents or major shareholders or (ii) the non-solicitation provisions of Section 26(c)(iii)(A) of my Employment Agreement with respect to any executive (x) whose employment with PRIMEDIA (or its subsidiaries, as applicable) terminated prior to November 1, 2003 or (y) whose employment is, on or after November 1, 2003, involuntarily terminated by PRIMEDIA (or its subsidiaries, as applicable).  This letter agreement shall be deemed to constitute an amendment to the terms of Section 26 of my Employment Agreement.

Yours,

Charles G. McCurdy

AGREED this day of , 2003:

PRIMEDIA Inc.

By
Dean Nelson